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                                                                    EXHIBIT 12.1



                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)


                                                                                     For the Years Ended December 31,
                                                                           2004        2003         2002         2001         2000
                                                                        ---------    --------     --------     --------     --------
Earnings
Income/(loss) before income taxes, minority interest and                $  (539)     $(1,194)     $  (160)     $  (164)     $   405
     change in accounting
Earnings of non-consolidated affiliates                                     (45)         (55)         (44)         (24)         (56)
Cash dividends received from non-consolidated affiliates                     42           35           16           12           17
Fixed charges                                                               140          126          139          174          215
Capitalized interest, net of amortization                                     1            3            1           (2)          (3)
                                                                        -------      -------      -------      -------      -------
     Earnings                                                           $  (401)     $(1,085)     $   (48)     $    (4)     $   578
                                                                        =======      =======      =======      =======      =======

Fixed Charges
Interest and related charges on debt                                    $   109      $    97      $   109      $   139      $   176
Portion of rental expense representative of the interest factor              31           29           30           35           39
                                                                        -------      -------      -------      -------      -------
     Fixed charges                                                      $   140      $   126      $   139      $   174      $   215
                                                                        =======      =======      =======      =======      =======

Ratios
Ratio of earnings to fixed charges*                                         N/A          N/A          N/A          N/A          2.7

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* For the years ended December 31, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $541 million, $1,211 million, $187 million and $178 million, respectively, resulting in a ratio of less than one.